EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Media Relations:	Investor Relations:
Linda Germany Childs, (205) 264-5690	List Underwood, (205) 801-0265

Regions Reports Third Quarter 2007 Earnings

BIRMINGHAM, Ala., October 16, 2007 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ending September 30, 2007, including these highlights:

•	Earnings from continuing operations of 56 cents per diluted share

•	Earnings from continuing operations of 64 cents per diluted share, excluding 8 cents of merger charges (see reconciliation in “Earnings Highlights” table below)

•	Merger integration goals being achieved ahead of schedule

•	Morgan Keegan continues strong performance

•	Cost saves exceeding expectations; forecast accelerated for 2007

•	Credit quality steady

Earnings Highlights

	Three months ended:
(in millions except per share data)	September 30, 2007		June 30, 2007		September 30, 2006
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income (FTE) – continuing operations	$1,086.6		$1,112.0		$794.9
Non-interest income – continuing operations	729.1		696.8		461.4
Non-interest expense – continuing operations	1,145.4		1,057.7		688.4
Income from continuing operations	394.2	$0.56	453.7	$0.63	357.9	$0.78
(Loss)Income from discontinued operations, net of tax	(0.1)	0.00	(0.4)	0.00	(6.3)	(0.01)
Net income	394.2	0.56	453.3	0.63	351.7	$0.77
Income from continuing operations (GAAP)	394.2	$0.56	$453.7	$0.63	$357.9	$0.78
Merger-related charges, net of tax*	56.5	0.08	37.2	0.06	0.6	0.00
Income, excluding merger-related charges and discontinued operations (Non-GAAP)*	$450.7	$0.64	$490.9	$0.69	$358.5	$0.78
Key ratios
Net interest margin (FTE)	3.74%		3.82%		4.21%
Return on average assets**	1.14%		1.32%		1.60%
Return on average tangible equity**	20.14%		22.89%		24.93%
Asset quality
Reserves for credit losses as % of net loans	1.19%		1.19%		1.31%
Net charge-offs as % of average net loans**	0.27%		0.23%		0.16%
Non-performing assets as % of loans and other real estate	0.62%		0.62%		0.52%

*	See “Use of non-GAAP financial measures” at the end of this release

**	Annualized

Important Note: In accordance with purchase accounting rules, financial information prior to the November 4, 2006 merger with AmSouth has not been restated to reflect the merger.

Solid third quarter EPS of 64 cents, excluding merger-related charges

Regions’ third quarter 2007 income from continuing operations was $394.2 million, or 56 cents per diluted share, which included $56.5 million in after-tax merger-related expenses (8 cents per diluted share). Excluding the impact of merger-related expenses, earnings per diluted share from continuing operations were 64 cents compared to second quarter’s 69 cents.

“Business conditions continued to be less than optimal during the quarter, but our conservative operating culture continues to serve us well in this challenging environment,” said Dowd Ritter, president and chief executive officer. “Regions’ underwriting standards and avoidance of higher-risk credit concentrations coupled with a strong capital position have been a buffer against recent turmoil in the credit and liquidity markets.”

Merger successes evident in third quarter earnings results

Regions’ merger integration efforts remain on track. Associates are keenly focused on maintaining high customer satisfaction levels during the integration, which is producing good customer retention. Merger cost saves are being captured faster than projected, with the Company achieving net pre-tax cost saves of $102 million in the third quarter, bringing the year-to-date total to $237 million, nearing a $300 million new target set for all of 2007. The full projected cost savings run rate, expected to be achieved in the second quarter of 2008, remains unchanged at $500 million.

Two important systems conversions, Regions Morgan Keegan Trust and the initial branch conversion event, were completed during the third quarter, the benefits of which will be increasingly evident in upcoming months. As previously reported, the largest of Regions’ branch systems conversions was successfully executed in July. This was a major undertaking that involved converting systems and customer accounts in 633 Alabama and Florida branches, as well as consolidating 66 branches in those states.

Based on the success of the first conversion event, the remaining conversion schedule has been condensed into two events and accelerated to be completed this December, allowing 2008 to begin with complete focus on operating goals. Testing for the upcoming October 29 conversion of branches in Tennessee, Mississippi and Louisiana is now complete. Related associate training is nearing completion as well.

Challenging revenue environment

Revenues for the third quarter reflect a strong, although lower, net interest margin and good trading volumes and equity banking deal flow at Morgan Keegan.

Taxable equivalent net interest income was $1.1 billion in third quarter 2007, $25.4 million below the second quarter level, and was impacted by a lower earning asset base and incremental margin compression. The net interest margin decline was most significantly affected by a large tax deposit, which impacted tax expense positively, and a decline in low-cost deposits.

Total average deposits, Regions’ primary funding source, declined 7 percent on a linked-quarter basis, primarily due to the maturity of certificates of deposit. Also driving the change, Regions’ low-cost deposits declined despite an increase in money market balances, which were more than offset by a decline in other low-cost deposit accounts.

Average total loans increased slightly linked-quarter; however loan demand in general continues to be sluggish. Home equity production was solid, but was offset by high levels of paydowns, neutralizing balance sheet growth. Account and balance retention tactics implemented during the second quarter have, however, begun to slow the pace of these paydowns.

Non-interest revenue, excluding securities transactions, was $705.2 million in the third quarter, driven by Morgan Keegan, Regions’ broker-dealer operation, and high levels of customer derivative activity. Morgan Keegan achieved another strong quarter, with earnings of $45.2 million on revenue totaling $318.4 million Morgan Keegan’s equity banking revenue was higher in the quarter on merger and acquisition activity; however, this strength was offset somewhat by lower fixed income banking transactions linked-quarter. Morgan Keegan continued to book a significant number of new customer accounts, reflecting success in leveraging Regions’ broadened customer base.

Operating expense trends continue to reflect cost saves

Non-interest expenses, excluding merger costs and mortgage servicing rights recapture/impairment, declined $2.2 million to $1.0 billion in the third quarter, benefiting from the realization of merger cost savings. Masking the impact of cost saves somewhat were incremental de novo branching expenses and a second quarter hurricane-related insurance recovery.

Net charge-offs of 27 basis points of average loans, non-performing assets at 62 basis points of loans and other real estate

Net loan charge-offs increased to $63.1 million, or an annualized 0.27 percent of average net loans in the third quarter of 2007 compared to $53.9 million, or an annualized 0.23 percent of average net loans in the prior quarter. The linked-quarter increase was primarily due to higher levels of consumer-related losses. Regions continues to expect full-year 2007 net charge-offs in the mid-20s basis point range.

Third quarter’s loan loss provision totaled $90.0 million. The total reserve for credit losses was 1.19 percent of net loans at September 30, 2007, consistent with the prior quarter.

Total non-performing assets at September 30, 2007, were $588.3 million, or 0.62 percent of loans and other real estate, compared to $585.0 million, or 0.62 percent at June 30, 2007. Regions sold or transferred to held for sale $76.6 million of non-performing loans during the quarter. The balance of loans migrating to non-performing status was primarily residential real estate related.

Share buybacks continue

During the third quarter, Regions repurchased 6.5 million of its common shares, leaving 27.6 million shares available under current repurchase authorizations. At September 30, 2007, Regions’ capital position, as measured by the tangible stockholders’ equity-to-tangible assets ratio, was 6.02 percent. This compared to 6.09 percent at June 30, 2007.

For supplemental financial information about the third quarter results, please refer to the information on Form 8-K furnished by Regions to the Securities and Exchange Commission on October 16, 2007, or visit the Investor Relations page at www.regions.com.

About Regions

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $138 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates over 2,000 AmSouth and Regions banking offices and nearly 2,600 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward looking statements

This press release may include forward-looking statements about Regions Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. Regions cautions that actual results and events could differ materially from expectations expressed in forward-looking statements as a result of factors such as possible changes in economic and business conditions and interest rates; Regions’ ability to integrate the recent combination with AmSouth Bancorporation and to retain and attract customers; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as hurricanes; possible changes in laws and regulations and governmental monetary and fiscal policies; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of collectibility of loans; increased competition from both banks and non-banks; and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward Looking Statements” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2006, and in subsequently-filed Forms 10-Q, as on file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Page one of this earnings release presents a computation of earnings and earnings per diluted share excluding discontinued operations and merger charges (non-GAAP). Merger charges and discontinued operations are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes the exclusion of merger charges in expressing earnings and certain other financial measures provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business, because management does not consider merger charges to be relevant to ongoing operating results. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Regions has policies in place to address expenses that qualify as merger charges and procedures in place to approve and segregate merger charges from other normal operating expenses to ensure that the Company’s operating results are properly reflected for period-to-period comparisons. See page 17 of the supplement to this earnings release for computations of earnings and certain other GAAP financial measures and corresponding reconciliation to non-GAAP financial measures, which exclude discontinued operations and merger charges for the periods presented.